FOR IMMEDIATE RELEASE		November 2, 2023
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2023 THIRD-QUARTER RESULTS

•Record-setting summer heat drives quarter-over-quarter earnings improvement

•Operating performance, reliability remain strong for customers

•APS recognized for distributed energy, safety and economic development innovation

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported a consolidated net income attributable to common shareholders for the 2023 third quarter of $398.2 million, or $3.50 per diluted share. This result compares with consolidated net income of $326.3 million, or $2.88 per share, for the same period a year ago.

Record-setting summer weather was the primary driver in the quarter-over-quarter improvement, increasing revenues, net of fuel and purchased power costs, by $57.4 million (after-tax), or $0.38 per share. Additionally, higher revenue during the quarter also resulted from Arizona Public Service’s (APS) Lost Fixed Cost Recovery (LFCR) adjustor mechanism and a new surcharge resulting from the outcome of the 2019 Rate Case appeal. These factors were partially offset by higher interest expense, lower pension and other postretirement non-service credits, and higher depreciation and amortization expense, mostly due to increased plant assets.

“It was an all-around solid quarter propelled by the record-breaking heat and superior operational performance by our employees,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “As a result of the historically hot weather, our customers used more energy to cool their homes and businesses than under normal weather conditions. This increase – and continued robust customer growth of 2% in the quarter – led to stronger financial results.”

Summer 2023: Extreme, Record-Breaking Heat
According to the National Weather Service, the average high temperature in the third quarter was 108.9 degrees – an increase of 4.6% over 2022’s similar quarter and 8.9% over 10-year historical averages. The number of residential cooling degree-days (a utility’s measure of the effects of weather) increased a massive 28.1% over the same period a year ago and was 32% higher than historical 10-year averages. Moreover, residential cooling degree-days for the month of July were the highest of any year since data tracking began in 1974. August experienced the second-highest cooling-degree days ever in the month, behind only 2020.

In addition to being the hottest summer on record, daily temperatures in the Phoenix metropolitan area set a number of records, including;

•22 days at or above 115 degrees, besting the old record of 14 days set in 2020;

•55 days at or above 110 degrees, which beat 2020's prior record of 53 days; and

•36 days of overnight low temperatures of 90 degrees or higher. This streak broke the prior record of 28 days set in 2020.

APS customers also set a record peak demand of 8,162 megawatts on July 15, shattering the previous record set in 2020 by more than 500 megawatts. (A preliminary number and date were previously shared in the company’s second-quarter financial results news release.) Customer peak load on 17 other days in July and August 2023 also surpassed 2020’s previous record peak.

“We prepared years in advance for this increased energy demand, so it did not come as a surprise,” Guldner said. “Our diverse mix of power plants including renewables, nuclear and natural gas, operated exceptionally well. And, our employees did what they do best: maintain reliable electric service for our 1.4 million customers during the time of year when we have the greatest demand on our electrical system. That execution was especially critical with this summer’s record heat.”

“That said, we also recognize that the hot summer months can be an especially hard time for our customers financially,” Guldner added. “That’s one reason we remain committed to providing energy support and crisis bill assistance programs for those who are experiencing financial hardships.”

In the face of extreme temperatures and prolonged heat, APS increased crisis bill assistance funding for those struggling with higher energy bills; maintained a summer moratorium on disconnects for past-due bills; assisted customers with payment arrangements; and partnered with more than 100 local non-profit and community agencies to connect the state’s most vulnerable populations with helpful resources.

These partnerships include support for The Salvation Army’s network of 18 cooling and hydration stations across Arizona; an emergency shelter and homeless prevention program in partnership with St. Vincent de Paul; and a new partnership with Solari/211 and Lyft to provide eligible Arizonans free rides to cooling shelters. The company’s collective efforts led The Phoenix Business Journal to recognize APS with its Innovative Corporate Philanthropy Award.

Innovation in Distributed Energy, Safety and Economic Development
Guldner additionally emphasized that, “Our careful long-term planning, resource adequacy, flexibility and innovative programs proved beneficial to our customers throughout the summer.” For example, APS’s Cool Rewards demand response (DR) program helped the company reduce its 2023 summer capacity by about 135 megawatts – the equivalent of a small power plant (or 15,000 homes). This initiative and other DR programs were acknowledged by Public Utilities Fortnightly, which last month recognized APS with its Maria Telkes Top Innovator Award for Distributed Energy.

The APS Cool Rewards program aggregates residential customer-owned thermostats into a growing and strategically crucial resource during the extreme Arizona summers, providing incentives at enrollment and an annual bill credit to participating customers. Starting in 2018, Cool Rewards enrollment was just 6,000 devices (or about 5,000 customers). The program has scaled significantly over the years to nearly 80,000 devices (and approximately 56,000 customers). This energy avoidance saves customers money, benefits the environment, and builds a smarter electrical grid.

Public Utilities Fortnightly also honored APS with the Nancy Fitzroy Top Innovator Award for Environment and Safety for the company’s predictive maintenance practices that include the use of robotics, infrared cameras and drones to ensure highly effective and safe non-contact inspections. And, Site Selection Magazine recognized APS as one of the Top Utilities in Economic Development.

Financial Outlook
For 2023, the company continues to project its consolidated earnings guidance will be in the range of $4.10 to $4.30 per diluted share on a weather-normalized basis. Key factors and assumptions underlying the 2023 outlook can be found in the third-quarter 2023 earnings presentation slides at at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s financial results and recent developments, and to provide an update on the company’s long-term financial outlook, at noon ET (9 a.m. Arizona time) today, Nov. 2. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 608450. A replay of the call also will be available at pinnaclewest.com presentations or by telephone until 11:59 p.m. ET, Thursday, Nov. 9, 2023, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 49143.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $24 billion, about 6,500 megawatts of generating capacity and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to approximately 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the current economic environment and its effects, such as lower economic growth, a tight labor market, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and the ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of GHG emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;

•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors discussed in the most recent Pinnacle West/APS Form 10-K and 10-Q along with other public filings with the Securities and Exchange commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2023	2022	2023	2022

Operating Revenues	$1,637,759	$1,469,871	$3,704,417	$3,315,071

Operating Expenses
Fuel and purchased power	614,520	556,571	1,416,778	1,174,027
Operations and maintenance	250,019	251,663	777,337	715,392
Depreciation and amortization	203,438	190,389	590,445	563,491
Taxes other than income taxes	53,169	53,475	167,949	165,591
Other expenses	350	200	1,648	1,410
Total	1,121,496	1,052,298	2,954,157	2,619,911

Operating Income	516,263	417,573	750,260	695,160

Other Income (Deductions)
Allowance for equity funds used during construction	11,976	9,133	40,071	30,966
Pension and other postretirement non-service credits - net	10,174	24,673	30,513	73,739
Other income	15,941	2,219	28,424	5,605
Other expense	(6,972)	(6,745)	(15,916)	(14,751)
Total	31,119	29,280	83,092	95,559

Interest Expense
Interest charges	96,909	72,185	278,860	205,677
Allowance for borrowed funds used during construction	(9,092)	(8,692)	(34,131)	(19,047)
Total	87,817	63,493	244,729	186,630

Income Before Income Taxes	459,565	383,360	588,623	604,089

Income Taxes	57,045	52,728	74,125	83,577

Net Income	402,520	330,632	514,498	520,512

Less: Net income attributable to noncontrolling interests	4,306	4,306	12,918	12,918

Net Income Attributable To Common Shareholders	$398,214	$326,326	$501,580	$507,594

Weighted-Average Common Shares Outstanding - Basic	113,464	113,211	113,411	113,162

Weighted-Average Common Shares Outstanding - Diluted	113,838	113,463	113,718	113,376

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$3.51	$2.88	$4.42	$4.49
Net income attributable to common shareholders - diluted	$3.50	$2.88	$4.41	$4.48